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                                                                    EXHIBIT 10.A


                              AMENDED AND RESTATED
                  GENERAL AND ADMINISTRATIVE SERVICES AGREEMENT

         This Amended and Restated General and Administrative Services Agreement (this "Agreement") is entered into as of November 27, 2002 by and between DeepTech International Inc., a Delaware corporation ("DII"), El Paso Energy Partners Company (formerly Leviathan Gas Pipeline Company), a Delaware corporation ("EPEPC"), and El Paso Field Services, L.P., a Delaware limited partnership ("EPFS"). DII, EPEPC and EPFS are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

         WHEREAS, EPEPC is a wholly-owned subsidiary of DII and the general partner (in such capacity, the "General Partner") of El Paso Energy Partners, L.P., a publicly-owned Delaware limited partnership (the "Partnership");

         WHEREAS, all management powers over the business and affairs of the Partnership are exclusively vested in the General Partner and the General Partner is required to conduct, direct and exercise full control over all activities of the Partnership, including, among other things, providing various general and administrative resources;

         WHEREAS, DII historically has provided certain operational, financial, accounting and other general and administrative services to EPEC through the Management Agreement dated July 1, 1992, as amended and restated by the First Amended and Restated Management Agreement dated as of June 27, 1994, and as amended, restated and replaced by the General and Administrative Services Agreement dated April 8, 2002 (as so amended, restated and replaced, the "Existing Agreement");

         WHEREAS, EPEC and DII have amended the terms of the Existing Agreement from time to time to address changing circumstances, including, among other things, providing for incremental general and administrative resources necessary to manage additional assets acquired (through construction, purchase or otherwise) by the Partnership, adjusting the fees for such resources to reflect changes in the costs thereof, and extending the term of the Existing Agreement;

         WHEREAS, substantially contemporaneous with the date of this Agreement, the Partnership acquired approximately $782 million of midstream energy assets from El Paso Corporation (the "Acquisition Transactions"); and

         WHEREAS, the Parties desire to amend and restate the Existing Agreement to, among other things, increase the fees paid by EPEPC to DII to reflect the increased general and administrative costs to be incurred following the consummation of the Acquisition Transactions.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby confirmed and acknowledged), the Parties agree as follows:


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                      I. REPLACEMENT OF EXISTING AGREEMENT

         The Parties hereby amend and restate, and replace in its entirety, the Existing Agreement with this Agreement.

                                II. DEFINITIONS

         2.1 Defined Terms. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

         "Affiliates" means, with respect to either Party, entities that directly or indirectly through one or more intermediaries control, or are controlled by, or are under common control with such Party, and the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise; provided, however, that (i) with respect to DII, the term "Affiliate" shall exclude each member of the Partnership Group and (ii) with respect to EPEPC, the term "Affiliate" shall exclude each member of the El Paso Group.

         "Agreement" shall have the meaning set forth in the preamble.

         "Communications Facilities" means communications equipment, towers and other facilities (including rights-of-way and fee property).

         "Communications Services" means communications services, including: (i) providing access to Communication Facilities; (ii) providing use of Communication Facilities; (iii) maintaining bandwidth and network connectivity to meet the communications requirements for Partnership Facilities; (iv) transporting and networking of voice, data and video used to support field operations, including mobile radio systems, SCADA communications, telephone systems, videoconferencing and wide area and local area networking; (v) operating and maintaining the Communication Facilities so as to ensure reliable service at a consistent level across the entire network; (vi) operating and maintaining Communications Facilities in compliance with all applicable laws and regulations and in accordance with all licenses and permits; (vii) maintaining in full force and effect all rights-of-way used with respect to Communications Facilities; (viii) designing and engineering additions and modifications to the existing Communications Facilities so as to provide the above-described communications services for future growth and changes (as agreed to by the Parties); and (ix) all other communications-related services necessary for the operation of the Partnership Facilities consistent with their level of operation prior to the date of this Agreement.

         "DII" shall have the meaning set forth in the preamble.

         "El Paso Group" means, other than members of the Partnership Group, (i) each Affiliate of El Paso Corporation in which El Paso Corporation owns (directly or indirectly) an equity interest and (ii) each natural person that is an Affiliate of any person described in (i) above solely



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because of such natural person's position as an officer (or natural person performing similar functions), director (or natural person performing similar functions) or other representative of any person described in (i) above, but only to the extent that such natural person is acting in such capacity.

         "EPEPC" shall have the meaning set forth in the preamble.

         "EPFS" shall have the meaning set forth in the preamble.

         "Existing Agreement" shall have the meaning set forth in the recitals.

         "Fiscal Year" shall mean the period from July 1 through June 30.

         "General Partner" shall have the meaning set forth in the recitals.

         "Party" and "Parties" shall have the meanings set forth in the preamble.

         "Partnership" shall have the meaning set forth in the recitals.

         "Partnership Agreement" shall mean the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated effective as of August 31, 2000, as it may be amended, supplemented, restated or otherwise modified from time to time.

         "Partnership Facilities" means all of the Partnership's assets and facilities.

         "Partnership Group" means (i) EPEPC, (ii) the Partnership, (iii) each Affiliate of the Partnership in which the Partnership owns (directly or indirectly) an equity interest and (iv) each natural person that is an Affiliate of any person described in (i) - (iii) above solely because of such natural person's position as an officer (or natural person performing similar functions), director (or natural person performing similar functions) or other representative of any person described in (i) - (iii) above, but only to the extent that such natural person is acting in such capacity.

         "Primary Term" shall have the meaning set forth in Section 6.1.

         "Renewal Date" means December 31, 2005.

         2.2 Other Definitions. Capitalized terms used herein but not otherwise defined in Section 2.1 shall have the meanings ascribed to them throughout this Agreement.

                      III. DUTIES AND OBLIGATIONS OF EPEPC

         3.1 General and Administrative. DII or any Affiliate or designee of DII shall provide non-exclusive management, employee-related and other related services to EPEPC, its subsidiaries and the Partnership through EPEPC, which shall include, but shall not be limited to, services related to acquisitions to be made by EPEPC, cash management, review of significant operating, financial opportunities, accounting, legal, engineering, commercial, human resources, information technology and such other management, employee-related and other general and administrative services as the Parties may from time to time agree.



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         3.2 Chief Executive Officer. In order to provide the services set forth in Section 3.1, DII shall provide to EPEPC the services of a Chief Executive Officer who shall serve with EPEPC in that capacity. The individual to serve as Chief Executive Officer of EPEPC shall be recommended by DII but shall be subject to the approval of the Board of Directors of EPEPC.

         3.3 Communications Services. DII will, or will cause the applicable El Paso Group member to, provide Communications Services for the Partnership Facilities, as necessary or appropriate to operate the Partnership Facilities in the manner in which such facilities had been operated prior to the date of this Agreement. All Communications Services will be provided in a good and workmanlike manner, and in accordance with industry standards. DII will ensure that the Partnership has the right to inspect all Communications Facilities on reasonable (but no less than 24 hours) notice.

                     IV. COMPENSATION, EXPENSES AND PAYMENT

         4.1 Fees. Prior to the date hereof, the annual compensation due DII from EPEPC for services provided pursuant to this Agreement shall accrue in accordance with the terms and conditions of the Existing Agreement. On and as of the date hereof through the term of this Agreement, the annual compensation (prorated for any portion of a month) due DII from EPEPC for services provided pursuant to this Agreement shall be as follows:

                  (a) For costs associated with the Partnership's current assets (including costs associated with Communication Services), a fee of $1,608,333 per month; and

                  (b) For additional costs associated with the assets acquired in the Acquisition Transactions (including costs associated with Communications Services), a fee of $1,291,667 per month.

EPEPC shall also promptly reimburse DII for (i) amounts actually paid by DII for reasonable out-of-pocket expenditures to Persons other than the El Paso Group and who are directly engaged to provide goods or services to the Partnership Group, (ii) the value for the use of materials or equipment (other than in connection with Communications Services, which costs are included in the fee described in Section 4.1) provided by the El Paso Group to the Partnership Group (including, but not limited to, field equipment, vehicles and vessels) and (iii) to the extent of the actual time expended directly in connection with providing services to the Partnership Group, the corresponding portion of the salaries, wages and employee benefit costs of employees (1) who work in the field, (2) whose primary function is the direct supervision of employees who work in the field or (3) who have special and specific engineering, geological or other professional skills and whose primary function is addressing, resolving and otherwise handling operating conditions and problems related to assets of the Partnership Group. DII shall maintain time sheets and other appropriate records to substantiate such costs and allocations thereof.

         4.2 Payment of Fee. For purposes of accounting and periodic payment, before the first day of each calendar month, DII shall present EPEPC with an invoice which reflects an amount equal to all reimbursable amounts. EPEPC shall pay such sum on or before the first day of that calendar month. On or before September 1 of each calendar year, DII shall furnish a statement to EPEPC detailing (i) payments made from EPEPC to DII for such Fiscal Year and



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(ii) any adjustment balance due to/from DII. Within 15 days of the date of such statement, EPEPC or DII, as applicable, shall remit the balance due.

         4.3 Uncompensated Services. It is recognized by the Parties that DII owns all of the issued and outstanding shares of common stock of EPEPC. It is expressly acknowledged and agreed by the Parties that the compensation to DII provided for in Section 4.1 is solely to compensate DII for services to be rendered by DII to EPEPC or on EPEPC's behalf which are of direct benefit to EPEPC and such compensation is not and shall not be related to DII's status as a shareholder of EPEPC.

                   V. ACCESS TO INFORMATION, BOOKS AND RECORDS

         DII and its duly authorized representatives shall have complete access to EPEPC's offices, facilities and records wherever located, in order to discharge DII's responsibilities hereunder; provided, however, that EPEPC shall provide and make available to DII and its duly authorized representatives at DII's Houston offices, at DII's request, all such records required by DII to perform its duties pursuant to this Agreement. All records and materials furnished to DII by EPEPC in performance of this Agreement shall at all times during the term of this Agreement remain the property of EPEPC.

                    VI. TERM AND TERMINATION OF THE AGREEMENT

         6.1 Initial and Extended Term. This Agreement shall be in effect until the Renewal Date (the "Primary Term") subject, however, to the terms of Section
6.2. At the end of the Primary Term, this Agreement shall continue in force and effect for subsequent one-year periods unless terminated by either Party pursuant to Section 6.2.

         6.2 Termination. This Agreement may be sooner terminated on the first to occur of the following:

                  (a) Termination by Mutual Agreement. If the Parties so mutually agree in writing, this Agreement may be terminated on the terms and dates stipulated therein.

                  (b) Optional Termination. Either Party may, 90 days prior to the Renewal Date or any anniversary thereof, provide to the other Party written notice of its intent to terminate this Agreement on such date, whereupon this Agreement shall terminate on the date specified in such notice.

                  (c) Uncorrected Material Breach. If either Party shall fail to discharge any of its material obligations hereunder, or shall commit a material breach of this Agreement, and such default or breach shall continue for a period of 30 days after the other Party has served notice of such default, this Agreement may then be terminated at the option of the non-breaching Party by notice thereof to the breaching Party.

         6.3 Effects of Termination. Except for covenants or other provisions herein that, by their terms, expressly extend beyond the term of this Agreement, the Parties' obligations hereunder are limited to the term of this Agreement.



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         6.4 EPEPC's Remedies. If DII shall at any time owe or otherwise become liable to EPEPC for any amount pursuant to the terms of this Agreement, in addition to EPEPC's other rights hereunder, at law or in equity, EPEPC shall have the right to offset any such amount against any amount held by EPEPC for the account of DII and against any amount otherwise due or to become due to DII from EPEPC.

                           VII. INDEMNIFICATION OF DII

         EPEPC hereby agrees to indemnify and hold harmless DII from and against any and all claims, courses of action, liabilities, damages, costs, charges, fees, expenses (including reasonable attorneys' fees and expenses to be reimbursed as incurred), suits, order, judgments, adjudications and losses of whatever nature and kind which DII or its Affiliates or designees or for which DII or its Affiliates or designees become liable as the result of the performance of DII's obligations and duties pursuant to this Agreement; provided, however, that EPEPC shall not be obligated to indemnify DII for any claims, courses of action, liabilities, damages, costs, charges, fees, expenses (including reasonable attorneys' fees and expenses to be reimbursed as incurred), suits, order, judgments, adjudications and losses attributable to the gross negligence or willful misconduct of DII or its Affiliates or subcontractors.

                            VIII. OBLIGATIONS OF EPFS

         EPFS executes this Agreement for the sole purpose of assuming all obligations of DII hereunder and agrees to fully and timely perform and discharge (including the payment of money) all obligations and liabilities of DII now existing or hereafter arising under this Agreement and hereby agrees that if DII shall fail (i) to pay any amount when and as the same shall be due and payable by DII to EPEPC or (ii) timely to perform and discharge in full any other obligation or liability in accordance with the terms of this Agreement, EPFS will forthwith pay to EPEPC such amount or perform and discharge any such obligation or liability, as the case may be, as such payment or performance and discharge is required to be made or done by the DII pursuant to the terms of this Agreement.

                                IX. MISCELLANEOUS

         9.1 Relationship of Parties. This Agreement does not create a partnership, joint venture or association; nor does this Agreement, or the operations hereunder, create the relationship of lessor and lessee or bailor and bailee. Nothing contained in this Agreement or in any agreement made pursuant hereto shall ever be construed to create a partnership, joint venture or association, or the relationship of lessor and lessee or bailor and bailee, or to impose any duty, obligation or liability that would arise therefrom with respect to either or both or the Parties. Specifically, but not by way of limitation, except as otherwise expressly provided for herein, nothing contained herein shall be construed as imposing any responsibility on DII for the debts or obligations of EPEPC or any if its Affiliates. It is expressly understood that DII is hereby engaged by EPEPC to provide management and operational services as an agent of EPEPC. DII, its Affiliates and designees shall have the right to render similar services for other business entities and persons, including its own, whether or not engaged in the same business as EPEPC, and may enter into such other business activities as DII and its Affiliates, in their sole discretion, may determine.



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         9.2 No Third Party Beneficiaries. Except to the extent (i) that EPEPC utilizes services provided hereunder by DII to perform its obligations as General Partner to the Partnership in accordance with the terms of the Partnership Agreement or (ii) a third party is expressly given rights herein, any agreement herein contained, expressed or implied, shall be only for the benefit of the Parties and their respective legal representatives, successors, and permitted assigns, and such agreements or assumption shall not inure to the benefit of any other party whomsoever, it being the intention of the Parties that no person or entity shall be deemed a third party beneficiary of this Agreement except to the extent a third party is expressly given rights herein.

         9.3 General Representations. Each Party represents and warrants that on the date hereof: (i) it is a corporation, duly established, validly existing and in good standing under the laws of its state or jurisdiction of incorporation, with power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement; (ii) the execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate action; (iii) it has all the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder; and (iv) the execution and delivery of this Agreement do not, and consummation of the transactions contemplated herein shall not, violate any of the provisions of its charter or bylaws or any applicable state or federal laws applicable to it.

         9.4 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to DII, to:                     DeepTech International Inc.
                                            Attention:  President
                                            El Paso Building
                                            1001 Louisiana
                                            Houston, Texas 77002
                                            (713) 420-2600

         If to EPEPC, to:                   El Paso Energy Partners Company
                                            Attention:  President
                                            4 Greenway Plaza
                                            Houston, Texas 77046
                                            (713) 420-2131

         If to EPFS, to:                    El Paso Field Services, L.P.
                                            Attention:  President
                                            El Paso Building
                                            1001 Louisiana
                                            Houston, Texas 77002
                                            (713) 420-2600



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Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         9.5 GOVERNING LAW. THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AND SHALL BE INTERPRETED, CONSTRUED, GOVERNED AND ENFORCED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY CHOICE OR CONFLICT OF LAW PRINCIPLES (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.

         9.6 Assignment. No assignment of this Agreement or any of the rights or obligations set forth herein by either Party shall be valid without the specific written consent of the other Party; provided, however, that DII shall have the right to assign its rights and obligations under this Agreement to any Affiliate without the consent of EPEPC, and any such Affiliate may reassign such rights and obligations so long as such rights and obligations are not assigned to any entity other than an Affiliate of DII.

         9.7 Waiver of Breach. The waiver by either Party of a breach or violation of any provision of this Agreement, whether intentional or not, shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or any other provision hereof.

         9.8 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further accord between the Parties except as may herein specifically be provided to the contrary; provided, however, that at the request of either Party, the other Party shall execute such additional instruments and take such additional actions as shall be necessary to effectuate this Agreement.

         9.9 Severability. If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be severable from this Agreement if it is capable of being identified with and apportioned to reciprocal consideration or to the extent that it is a provision that is not essential and the absence of which would not have prevented the Parties from entering into this Agreement. The unenforceability of a provision that has been performed shall not be grounds for invalidation of this Agreement under circumstances in which the true controversy between the Parties does not involve such provision.

         9.10 Article and Section Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning of interpretation of this Agreement.

         9.11 Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party.



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         9.12 Entire Agreement. This Agreement (including the documents referred to herein) supersedes all previous understandings, representations, contracts or agreements, written, oral or otherwise, between the Parties and constitutes the entire Agreement between the Parties with respect to the subject matter of this Agreement, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by written amendment.

         9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation". All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms "herein," "hereby," "hereunder," "hereof," "hereinafter," and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used.

         9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

                                     *******


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         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.




                                     DII:      DEEPTECH INTERNATIONAL INC.

                                               By:    /s/ D. Mark Leland
                                                      -------------------------
                                               Name:  D. Mark Leland
                                               Title: Senior Vice President


                                     EPEPC:    EL PASO ENERGY PARTNERS COMPANY

                                               By:    /s/ D. Mark Leland
                                                      -------------------------
                                               Name:  D. Mark Leland
                                               Title: Senior Vice President


                                     EPFS:     EL PASO FIELD SERVICES, L.P.

                                               By:    /s/ Keith Forman
                                                      -------------------------
                                               Name:  Keith Forman
                                               Title: Vice President and Chief
                                                      Financial Officer


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